EXHIBIT 99.1

1 Helen of Troy Plaza

El Paso, TX 79912

915-225-8000

immediate release

HELEN OF TROY LIMITED REPORTS RECORD

NET SALES REVENUE AND RECORD NET INCOME

FOR THE SECOND QUARTER AND FISCAL YEAR-TO-DATE PERIODS

EL PASO, Texas, Oct. 6 – Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported record net sales revenue and record net income for the second quarter and six months ended August 31, 2011.

Second quarter net sales revenue was $277,420,000 versus net sales revenue of $174,823,000 in the same period of the prior year, an increase of $102,597,000, or 58.7 percent, due largely to the acquisition of Kaz, Inc. on December 31, 2010. Second quarter net income was $23,593,000, or $0.74 per fully diluted share, compared with $23,473,000, or $0.75 per fully diluted share, for the same period last year.

Net sales revenue for the six months ended August 31, 2011 was $548,887,000 versus net sales revenue of $334,976,000 in the same period of the prior year, an increase of $213,911,000, or 63.9 percent, also due largely to the Kaz acquisition. Net income for the first half of this fiscal year was $48,198,000 or $1.52 per fully diluted share, compared with $41,860,000, or $1.34 per fully diluted share, for the same period in the prior year, an increase in net income of $6,338,000, or 15.1 percent.

Net sales revenue for the Housewares segment increased 14.6 percent to $63,848,000  in the second quarter of fiscal 2012 compared with $55,704,000 for the same period last year.  Net sales revenue for the Personal Care segment decreased 3.2 percent to $115,296,000 in the second quarter of fiscal 2012 compared with $119,119,000 for the same period last year.  The Company’s new Healthcare/Home Environment segment provided net sales revenue for the second quarter of $98,276,000, a decrease of 0.8 percent in the second quarter compared to pro forma pre-acquisition results for the same period last year.

Net sales revenue for the Housewares segment increased 12.7 percent to $116,794,000 for the six month period ending August 31, 2011 compared with $103,629,000 for the same period last year.  Net sales revenue for the Personal Care segment increased 2.9 percent to $238,014,000 for the six months ended August 31, 2011 compared to $231,347,000 for the same period last year.  The Healthcare/Home Environment segment provided net sales revenue for the six months ended August 31, 2011 of

$194,079,000, an increase of 3.0 percent for the six month period compared to pro forma pre-acquisition results for the same period last year.

Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the Company’s results, stated “We are extremely pleased with our record sales and record earnings for the second quarter and year to date in a difficult retail environment. Operating income increased by 9.7 and 21.1 percent for the three- and six-months ended August 31, 2011.  The integration of Kaz continues to progress well and according to our expectations.  The impact of seasonality on our consolidated results has become more pronounced with the addition of our new Healthcare / Home Environment segment. We expect that a significant portion of the new segment’s operating income will be earned in the last two quarters of the fiscal year.

“Consolidated gross profit margin as a percentage of net sales for the fiscal quarter ended August 31, 2011 decreased 5.4 percentage points to 40.5 percent compared to 45.9 percent for the same period last year. Consolidated gross profit margin as a percentage of net sales for the six month period ended August 31, 2011 decreased 5.1 percentage points to 40.5 percent compared to 45.6 percent for the same period last year. As previously announced, the decline in gross profit percentage was anticipated, and is primarily due to the dilutive impact of the Healthcare/Home Environment segment, whose overall gross profit margins are below those of our other two segments.  Also contributing to gross profit margin declines for the fiscal quarter ended August 31, 2011 were product cost increases and out of season promotional closeout activity in the Housewares segment, and greater usage of coupon programs in the Personal Care segment to promote retail sales and to provide a form of advertising in a difficult economic environment.  “Selling, general, and administrative expense (“SG&A”) as a percentage of net sales revenue for the second quarter ended August 31, 2011 decreased by 0.6 percentage points to 29.5 percent compared to 30.1 percent for the same period last year. SG&A expense as a percentage of net sales revenue for the six months ended August 31, 2011 decreased by 1.0 percentage point to 29.4 percent compared to 30.4 percent for the same period last year.  We continue to review our cost structure and pursue additional synergy and efficiency opportunities.

In September 2011, we reached a tentative agreement to sell our remaining portfolio of $18,900,000 par value auction rate securities for 96 percent of par, or $18,140,000.  As a result of this tentative agreement, a non-operating pre-tax unrealized loss of $756,000, net of related tax effects of $265,000, was recognized in our consolidated condensed statements of income for the quarter ended August 31, 2011.

“As of August 31, 2011, Helen of Troy’s balance sheet remains strong, with cash and cash equivalents of $25,138,000, net working capital of $186,677,000, and stockholders’ equity of $725,845,000.  During the second quarter, we repaid $53,000,000 in senior debt at maturity.

“Domestic and global economic indicators continue to signal a fragile and slow economic recovery.  Despite the difficult macro environment, the Company’s core strengths remain strong. We continue to execute our business plan for fiscal year 2012. Our business plan includes investment in new product line development, sourcing and product cost management initiatives to partially offset commodity cost increases, implementation of numerous productivity initiatives to reduce operating expense, and continued pursuit of additional acquisitions of complementary businesses or product lines.

We confirm our previously issued fiscal year 2012 fully diluted earnings per share guidance of $3.40 to $3.50.  We are confident that we are well-positioned to continue to be a leader in serving our retail partners and consumers,” Rubin concluded.

The Company will conduct a teleconference in conjunction with today’s release.  The teleconference begins at 11 a.m. ET today, Thursday, October 6, 2011.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through November 30, 2011.

About Helen of Troy Limited: Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, OXO Good Grips®, OXO Soft Works® and OXO Steel®; Personal Care: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, Scholl®, Pro Beauty Tools®, Sure®, Pert Plus®, Infusium23®, Brut®, Ogilvie®, Ammens®, Hot Tools® and Gold ‘N Hot®; and Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, Stinger®, Duracraft®, Protec® and SoftHeat®. For more information, please visit www.hotus.com.

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“U.S. GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as EBITDA and EBITDA without share-based compensation and asset impairment charges, which are presented in an accompanying table to this press release along with a reconciliation of these financial measures to their corresponding U.S. GAAP based measures presented in the Company’s consolidated condensed statements of income.

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends” and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2011 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the Company’s projections of product demand, sales and net income are highly subjective and our future net sales revenue and net income could vary in a material amount from such projections, the Company’s relationship with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s dependence on foreign sources of supply and foreign manufacturing, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, expectations regarding acquisitions and the integration of acquired businesses, circumstances that may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from third parties, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, disruptions in U.S. and international credit markets, exchange rate risks, the Company’s leverage and the constraints it may impose, the inability to liquidate auction rate securities, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	Quarter Ended August 31,				Six Months Ended August 31,
	2011		2010		2011		2010
Sales revenue, net	$277,420	100.0%	$174,823	100.0%	$548,887	100.0%	$334,976	100.0%
Cost of goods sold	165,138	59.5%	94,547	54.1%	326,692	59.5%	182,273	54.4%
Gross profit	112,282	40.5%	80,276	45.9%	222,195	40.5%	152,703	45.6%

Selling, general, and administrative expense	81,933	29.5%	52,621	30.1%	161,192	29.4%	101,815	30.4%
Operating income before impairments	30,349	10.9%	27,655	15.8%	61,003	11.1%	50,888	15.2%

Asset impairment charges	—	0.0%	—	0.0%	—	0.0%	501	0.1%
Operating income	30,349	10.9%	27,655	15.8%	61,003	11.1%	50,387	15.0%

Other income (expense):
Nonoperating income (expense), net	(658)	-0.2%	164	0.1%	(515)	-0.1%	334	0.1%
Interest expense	(3,265)	-1.2%	(2,136)	-1.2%	(6,694)	-1.2%	(4,296)	-1.3%
Total other expense	(3,923)	-1.4%	(1,972)	-1.1%	(7,209)	-1.3%	(3,962)	-1.2%
Income before income taxes	26,426	9.5%	25,683	14.7%	53,794	9.8%	46,425	13.9%

Income tax expense	2,833	1.0%	2,210	1.3%	5,596	1.0%	4,565	1.4%
Net income	$23,593	8.5%	$23,473	13.4%	$48,198	8.8%	$41,860	12.5%

Diluted earnings per share	$0.74		$0.75		$1.52		$1.34

Weighted average shares of common stock used in computing diluted earnings per share	31,731		31,230		31,696		31,292

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	8/31/2011	8/31/2010

Cash and cash equivalents	$25,138	$49,069

Investments	19,342	—

Receivables	200,649	122,313

Inventory	257,610	167,500

Total assets, current	528,310	356,623

Lont-term investments	—	20,330

Total assets	1,283,006	889,703

Total liabilities, current	341,633	168,993

Total long-term liabilities	215,528	93,319

Stockholders’ equity	725,845	627,391

SELECTED OTHER DATA (in thousands)

Reconciliation of Non-GAAP Financial Measure - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and EBITDA without share-based compensation and asset impairment charges to Net Income

	Quarter Ended August 31,		Six Months Ended August 31,
	2011	2010	2011	2010

Net income	$23,593	$23,473	$48,198	$41,860

Interest expense, net	3,175	2,024	6,500	4,046

Income tax expense	2,833	2,210	5,596	4,565

Depreciation and amortization	6,597	4,223	13,691	8,306

EBITDA (Earnings before interest, taxes, depreciation and amortization)	$36,198	$31,930	$73,985	$58,777

EBITDA without share-based compensation and asset impairment charges

EBITDA, as calculated above	$36,198	$31,930	$73,985	$58,777

Add: Asset impairment charges	—	—	—	501
Share-based compensation	697	738	1,163	1,145

EBITDA without share-based compensation and asset impairment charges	$36,895	$32,668	$75,148	$60,423

The above table of SELECTED OTHER DATA includes non-GAAP measures. EBITDA and EBITDA without share-based compensation and asset impairment charges that are discussed in the preceding table are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding table that reconciles these measures to their corresponding U.S. GAAP based measures presented in our Consolidated Condensed Statements of Income in the accompanying press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with U.S. GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s U.S. GAAP financial results in the foreseeable future.  The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities.  These non-GAAP measures are not prepared in accordance with U.S. GAAP, are not an alternative to U.S. GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, undue reliance should not be placed on non-GAAP information.

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2011